Exhibit 10.1

Frank P. Russomanno
President &
Chief Executive Officer

February 17, 2009	1 Imation Place
`	Oakdale, Minnesota 55128
Mr. Mark Lucas
15 Norrans Ridge Drive
Ridgefield, CT 06877
Dear Mark:
I am very pleased to confirm Imation’s offer of employment to you as President and Chief Operating Officer reporting directly to me. You will also become a Section 16 Officer of Imation Corp. and will be a member of our internal Executive Committee. As a result of this employment, you will be required to resign, effective immediately, from the Imation Board of Directors. A copy of your resignation letter is enclosed and I ask that you sign and return it to me with your signed copy of this letter. Your employment will commence as soon as reasonably possible, on a date to be mutually agreed upon, upon your passing of our standard pre-employment screening process, detailed below.
Your base compensation will be $625,000 annually. In addition, you will be eligible to receive a target annual bonus opportunity equal to 80% of your base pay (on a pro-rated basis for 2009), up to a maximum bonus payout of 150% of the target amount (120% of pro-rated base salary for 2009). This bonus opportunity is made available through Imation’s Annual Bonus Program, which changes on an annual basis. There is no guarantee of payment under this or any future Annual Bonus Plan and payment from this program is dependent upon achievement of Imation performance objectives.
Upon your appointment to this position by the Imation Board of Directors, Imation’s Compensation Committee of the Board will grant you a long-term incentive (“LTI”) opportunity valued at $1,800,000. The LTI will be comprised of 50% value in Imation stock options and 50% value in Imation restricted stock. The strike price for the stock options will be determined on the first Monday that is a trading day in the month following your hire. The stock option grant will vest over a four-year period at 25% per year and will have a 10-year life. The restricted stock will be granted on the same date and will also vest over a four-year period at 25% per year. Both awards will be made as a part of Imation’s Annual LTI program. A sample copy of the stock option agreement, the restricted stock award agreement and the Stock Plan Prospectus are included in this offer packet.
Although not part of your employment compensation package, in recognition of your service on the Board of Directors, the Board of Directors has agreed to accelerate and immediately vest upon your resignation from the board, the Imation stock options and restricted stock granted to you on May 7, 2008.
Imation’s vacation policy will afford you 25 days of Paid Time Off (PTO), which are pro-rated based on your start date. Our PTO year begins on January 1 and ends on December 31 of each year. You will also be eligible to participate in Imation’s benefit plans including medical and dental coverage, the Imation Cash-Balance Pension Plan and 401(k) Plan. A summary of Imation’s 2009 employee benefit offerings is enclosed for your review.
Executive-level employees such as yourself are also provided with a Tax-Preparation Allotment and you will be eligible for up to $2,500 reimbursement for these expenses, payable to the tax preparer of your choice. You will also be eligible to participate in Imation’s Executive Benefit Program, which includes a Mayo Clinic Health Program and Executive Life Insurance Plan. Imation will also provide you with its standard relocation package to assist you in moving from Connecticut to Minnesota. Additional information regarding these programs is included in this offer packet.

Mr. Lucas
February 17, 2009

In the belief that it is in the best interests of the Company and its shareholders to have your continued dedication during your employment with the Company, Imation will provide you with an Executive Severance Agreement. A copy of this severance agreement is included in this offer packet.
Imation conducts pre-employment screenings for all prospective employees. Our offer is contingent upon acceptable results of this screening. The pre-employment screening includes a background check and a medical evaluation, which includes drug/alcohol screening. Because the results from the medical screening take approximately seven days, please arrange for your appointment as soon as possible. The results of this screening can delay your start date if not scheduled promptly. To make these arrangements, contact Stillwater Medical Group P.A. at 651-275-3330 and identify yourself as an Imation applicant. You will need to fill out the enclosed medical forms and bring them with you to your scheduled appointment.
The United States Government requires employers to verify its employees are authorized to work in the United States. You will be required to complete an Employment Eligibility Form (I-9) on your first day of employment. A copy of Form I-9 is also included with this letter and I ask that you bring this completed form, along with the identifying documents set forth in the form, to your first day of employment.
Finally, as a condition of employment with Imation, you will be required to sign an Imation Employee Agreement on your first day of employment. A copy of this Agreement is enclosed for your review. Also, if you have signed any employment agreement with previous employers, please send a copy to John Sullivan prior to your scheduled first day of employment.
Mark, we are very excited to have you join the Imation team. If you have any questions concerning our offer, please feel free to contact me. I hope we have succeeded in conveying our enthusiasm for Imation and our future as a growth company.
This offer letter is being provided in duplicate. To reflect your acceptance of our offer, please sign one original and return it to me.
Sincerely,
Frank P. Russomanno
President and Chief Executive Officer
Imation Corp.

Enclosures:	Imation 2009 Benefits Summary Information
Imation Employment Application and Background Investigation Authorization
Imation Executive Benefits Plans
Imation Stock Option & Restricted Stock Award Agreements & Plan Prospectus
Imation Executive Severance Agreement
Imation Employee Agreement
Imation Relocation Program
Board of Directors Resignation Letter
Form I-9
Medical Preplacement Packet
I AGREE AND ACCEPT THIS OFER ON _____ DAY OF                     , 2009.

Mark E. Lucas